Exhibit 99.1

Cabot Corp Reports Fourth Quarter Diluted EPS of $0.55 and Adjusted EPS of $1.05

Fiscal Year 2019 Diluted EPS of $2.63 and Adjusted EPS of $3.91

BOSTON--(BUSINESS WIRE)--November 4, 2019--Cabot Corporation (NYSE: CBT) today announced results for its fourth quarter and full fiscal year 2019.

Key Highlights

  Diluted EPS for the fourth quarter of $0.55; Adjusted EPS of $1.05, up 5% versus prior year
  Strong full year segment EBIT results in Reinforcement Materials despite China headwinds
  Full year operating cash flow of $361 million; free cash flow of $137 million
  Returned $253 million to shareholders in fiscal 2019 through dividends and share repurchases
(In millions, except per share amounts)	Three Months Ended		Twelve Months Ended
	9/30/19	9/30/18	9/30/19	9/30/18

Net sales	$827	$850	$3,337	$3,242
Net income attributable to Cabot Corporation	$33	$94	$157	$(113)

Net earnings per share attributable to Cabot Corporation	$0.55	$1.51	$2.63	$(1.85)
Less: Certain items after tax per share	$(0.50)	$0.51	$(1.28)	$(5.86)
Adjusted EPS	$1.05	$1.00	$3.91	$4.03

Commenting on the results, Cabot President and CEO Sean Keohane said, “While fiscal 2019 results are not what we originally expected, we delivered a strong fourth quarter of Adjusted EPS and largely offset various headwinds to achieve solid full year operating results. I am particularly proud of our employees around the world who drove growth in new business revenues, managed raw material volatility through strong commercial execution, and aggressively reduced costs. These activities helped to mitigate the impact of ongoing weakness in the Chinese business environment, continued softness in global automotive production and de-stocking across many of our value chains.”

Keohane continued, “During the year, we delivered strong free cash flow, increased the quarterly dividend by 6% and returned a significant amount of cash to shareholders. We also focused the portfolio through the divestiture of the Specialty Fluids business and remained committed to our long-term strategic growth investments. Our strong cash generation and solid balance sheet position us well in this current economic environment.”

Financial Detail

For the fourth quarter of fiscal 2019, net income attributable to Cabot Corporation was $33 million ($0.55 per diluted common share). Net income includes a total after-tax per share charge from certain items of $0.50. Adjusted EPS for the fourth quarter of fiscal 2019 was $1.05 per share.

Segment Results

Reinforcement Materials – Fourth quarter fiscal 2019 EBIT in Reinforcement Materials increased by $7 million compared to the fourth quarter of fiscal 2018. The increase in EBIT was driven by higher volumes, improved pricing and product mix from our calendar 2019 customer agreements and lower costs. These impacts were partially offset by weaker spot pricing in Asia. Globally, volumes increased 2% year-over-year primarily due to growth in Asia and the Americas, as indicated in the table below.

Fourth Quarter Year-over-Year Change
Changes in Global Reinforcement Materials Volumes	2%
Asia	3%
Europe, Middle East, Africa	(4)%
Americas	3%

Performance Chemicals – Fourth quarter fiscal 2019 EBIT in Performance Chemicals increased by $1 million compared to the fourth quarter of fiscal 2018, primarily due to higher volumes. Year-over-year, volumes increased by 14% in the Formulated Solutions business due primarily to growth in our specialty compounds product line. Volumes in the Performance Additives business decreased by 3% year-over-year driven by lower sales in the specialty carbons product line, partially offset by higher volumes in the fumed metal oxides product line from the start-up of our new facility in Wuhai, China. The higher volumes were partially offset by a less favorable product mix primarily in our specialty carbons product line from lower demand in automotive applications.

Purification Solutions – Fourth quarter fiscal 2019 EBIT in Purification Solutions increased by $4 million compared to the fourth quarter of fiscal 2018 due to higher margins from improved pricing and product mix and lower fixed costs as a result of the transformation plan we implemented this year.

Cash Performance – The Company ended the fourth quarter of fiscal 2019 with a cash balance of $169 million. During the fourth quarter of fiscal 2019, cash flows from operating activities were $195 million, which included a $98 million decrease in net working capital. Capital expenditures for the fourth quarter of fiscal 2019 were $69 million. Additional uses of cash during the fourth quarter included $20 million for dividends and $29 million for repurchases of our common stock.

Taxes – During the fourth quarter of fiscal 2019, the Company recorded a tax charge of $27 million for an effective tax rate of 41% and an operating tax rate of 24%. The charge included a $2 million net charge from tax-related certain items. Our operating tax rate for fiscal 2020 is expected to be in the range of 24% to 25%.

Outlook

Commenting on the outlook for the Company, Keohane said, “Looking forward to 2020, we don’t yet see catalysts to improve the weak macroeconomic conditions and expect a challenging first quarter as customers aggressively manage their year-end inventory levels. Factors expected to positively impact our fiscal 2020 results include the benefits from a full year of the new China fumed silica plant and favorable outcomes of calendar year 2020 Reinforcement Materials customer agreements. We will continue to manage through the volatility in feedstock costs as a result of the new International Marine Organization (IMO) regulation that is impacting both the Reinforcement Materials and Performance Chemicals segments. We expect that Purification Solutions results will improve year-over-year as the benefits from the transformation plan continue. With the sale of the Specialty Fluids business in fiscal 2019, we will not have any EBIT contribution from this business in fiscal 2020. Thus, overall we anticipate fiscal year 2020 adjusted earnings per share to be in the range of $3.60 to $4.10. The mid-point of this range reflects a growth rate of 7% as compared to fiscal 2019 results, excluding the Specialty Fluids segment.”

Keohane continued, “Our long-term growth strategy and capital allocation framework will guide our actions and are underpinned by strong cash flow discipline and the strength of our investment grade balance sheet. We will continue to invest in attractive growth projects across our core segments and we remain committed to returning cash to our shareholders. I remain confident in the fundamental earnings power of our businesses and our long-term growth prospects.”

Earnings Call

The Company will host a conference call with industry analysts at 2:00 p.m. Eastern time on Tuesday, November 5, 2019. The call can be accessed through Cabot’s investor relations website at http://investor.cabot-corp.com

About Cabot Corporation

Cabot Corporation (NYSE: CBT) is a global specialty chemicals and performance materials company, headquartered in Boston, Massachusetts. The company is a leading provider of rubber and specialty carbons, activated carbon, inkjet colorants, masterbatches and conductive compounds, fumed silica, and aerogel. For more information on Cabot, please visit the company’s website at: http://www.cabotcorp.com. The Company encourages investors and potential investors to consult the Cabot website regularly.

Forward-Looking Statements -- This earnings release contains forward-looking statements. All statements that address expectations or projections about the future, including with respect to our performance in fiscal 2020, including for Adjusted EPS for fiscal 2020 and the factors we expect to positively impact our results, our operating tax for fiscal 2020 and capital management plans, are forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties, potentially inaccurate assumptions, and other factors, some of which are beyond our control and difficult to predict. If known or unknown risks materialize, or should underlying assumptions prove inaccurate, our actual results could differ materially from past results and from those expressed or implied by forward-looking statements. Important factors that could cause our results to differ materially from those expressed or implied in the forward-looking statements include, but are not limited to volatility in the price of energy and raw materials; competition from other specialty chemical companies; safety, health and environmental requirements; a significant adverse change in a customer relationship; negative or uncertain worldwide or regional economic conditions; unanticipated delays in site development projects; fluctuations in foreign currency exchange and interest rates; and changes in global trade policies. These factors are discussed more fully in the reports we file with the Securities and Exchange Commission (“SEC”), particularly under the heading “Risk Factors” in our annual report on Form 10-K for our fiscal year ended September 30, 2018, filed with the SEC at www.sec.gov. We assume no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Use of Non-GAAP Financial Measures

To supplement Cabot’s consolidated financial statements presented on a generally accepted accounting principle (“GAAP”) basis, the preceding discussion of our results and the accompanying financial tables report Adjusted EPS, Total Segment EBIT, Total Segment EBITDA, Adjusted EBITDA, Adjusted EPS excluding the Specialty Fluids segment, our operating tax rate, Free Cash Flow and Discretionary Free Cash Flow, all of which are non-GAAP financial measures. These non-GAAP financial measures are not computed in accordance with, or as an alternative to, GAAP. Reconciliations of Adjusted EPS to net income (loss) per share attributable to Cabot Corporation, the most directly comparable GAAP financial measure, Total Segment EBIT, Total Segment EBITDA, and Adjusted EBITDA to income (loss) from continuing operations before income taxes and equity in earnings of affiliated companies, the most directly comparable GAAP financial measure of each such non-GAAP measure, operating tax rate to effective tax rate, the most directly comparable GAAP financial measure, and Discretionary Free Cash Flow to Cash flow from operating activities, the most directly comparable GAAP financial measure, are provided in the tables titled “Cabot Corporation Certain Items and Reconciliation of Adjusted EPS and Operating Tax Rate” and “Cabot Corporation Reconciliation of Non-GAAP Financial Measures.”

Management believes these non-GAAP measures provide investors with greater transparency to the information used by Cabot management in its financial and operational decision-making, allow investors to see Cabot’s results through the eyes of management, and better enable Cabot’s investors to understand Cabot’s operating performance and financial condition.

Adjusted EPS. In calculating Adjusted EPS, we exclude from our net income (loss) attributable to Cabot Corporation items of expense and income that management does not consider representative of the Company’s business operations. Accordingly, reporting earnings on an adjusted basis supplements the GAAP measure of performance and provides additional information related to the underlying performance of the business. For example, certain of the items we exclude are items that we are required by GAAP to recognize in one period that relate to activities extending over several periods or relate to single events that management considers to be unusual and infrequent, although not necessarily non-recurring. We refer to these items as “certain items.” Management believes excluding these items facilitates operating performance comparisons from period to period by eliminating differences caused by the existence and timing of certain expense and income items that would not otherwise be apparent on a GAAP basis and evaluates the Company’s operating performance without the impact of these costs or benefits. Management also uses Adjusted EPS as a key measure in evaluating management performance for incentive compensation purposes.

The items of income and expense that we have excluded from our calculations of Adjusted EPS, as applicable, but that have been included in our GAAP net income (loss) per share, as applicable, are described below.

  Asset impairment charges, which primarily included charges associated with an impairment of goodwill or other long-lived assets.
  Inventory reserve adjustment, which resulted from an evaluation performed as part of an impairment analysis.
  Global restructuring activities, which included costs or benefits associated with cost reduction initiatives or plant closures and were primarily related to (i) employee termination costs, (ii) asset impairment charges associated with restructuring actions, (iii) costs to close facilities, including environmental costs and contract termination penalties, and (iv) gains realized on the sale of land or equipment associated with restructured plants or locations.
  Legal and environmental reserves and matters, which consisted of costs or benefits for matters typically related to former businesses or that were otherwise incurred outside of the ordinary course of business.
  Gains (losses) on sale of investments, which primarily related to the sale of investments accounted for under the cost-method.
  Gains (losses) on sale of businesses
  Executive transition costs, which included incremental charges, including stock compensation charges, associated with the retirement or termination of employment of senior executives of the Company.
  Acquisition and integration-related charges, which included transaction costs, redundant costs incurred during the period of integration, and costs associated with transitioning certain management and business processes to Cabot’s processes.
  Non-recurring gains (losses) on foreign currency, which primarily related to the impact of continued currency devaluations on our net monetary assets denominated in that currency.

Cabot does not provide a target GAAP EPS range or reconciliation of the Adjusted EPS range with a GAAP EPS range because, without unreasonable effort, we are unable to predict with reasonable certainty the matters we would allocate to “certain items,” including unusual gains and losses, costs associated with future restructurings, acquisition-related expenses and litigation outcomes. These items are uncertain, depend on various factors, and could have a material impact on GAAP EPS in future periods.

Total Segment EBIT. Total segment EBIT reflects the sum of EBIT from our four reportable segments. In calculating Total segment EBIT we exclude from our income (loss) from continuing operations before income taxes and equity in earnings of affiliated companies, certain items and items that, because they are not controlled by the business segments and primarily benefit corporate objectives, are not allocated to our business segments, such as interest expense and other corporate costs, which include unallocated corporate overhead expenses such as certain corporate salaries and headquarter expenses, plus costs related to corporate projects and initiatives.

Total Segment EBITDA. Total Segment EBITDA is equal to Total Segment EBIT (as defined above), but further adjusted for depreciation and amortization.

Adjusted EBITDA. Adjusted EBITDA reflects Total Segment EBITDA and is further adjusted for unallocated corporate costs, which included unallocated corporate overhead expenses such as certain corporate salaries and headquarter expenses, plus costs related to corporate projects and initiatives.

Free Cash Flow. To calculate “free cash flow” we deduct capital expenditures from cash flow from operating activities.

Discretionary Free Cash Flow. To calculate “Discretionary Free Cash Flow” we deduct sustaining and compliance capital expenditures and changes in Net Working Capital from cash flow from operating activities.

Operating Tax Rate. Our “operating tax rate” represents the tax rate on our recurring operating results. This rate excludes discrete tax items, which are unusual or infrequent items that are excluded from the estimated annual effective tax rate and other tax items, including the impact of the timing of losses in certain jurisdictions, cumulative tax rate adjustments and the impact of the items of expense and income we identify as certain items on both our operating income and the tax provision. Management believes that the operating tax rate is useful supplemental information because it helps our investors compare our tax rate year to year on a consistent basis and to understand what our tax rate on current operations would be without the impact of these items.

Cabot does not provide a forward-looking reconciliation of the operating tax rate range with an effective tax rate range because, without unreasonable effort, we are unable to predict with reasonable certainty the matters we would allocate to “certain items,” including unusual gains and losses, costs associated with future restructurings, acquisition-related expenses and litigation outcomes. These items are uncertain, depend on various factors, and could have a material impact on the effective tax rate in future periods.

Explanation of Terms Used

Product Mix. The term “product mix” refers to the mix of types and grade of products sold or the mix of geographic regions where products are sold, and the positive or negative impact this has on the revenue or profitability of the business or segment.

Net Working Capital. The term “net working capital” includes accounts receivable, inventory and accounts payable and accrued liabilities.

Fourth Quarter Earnings Announcement, Fiscal 2019

CABOT CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS

Periods ended September 30	Three Months		Twelve Months
Dollars in millions, except per share amounts (unaudited)	2019	2018	2019	2018

Net sales and other operating revenues (A)	$827	$850	$3,337	$3,242

Cost of sales (A)(B)	656	639	2,652	2,470

Gross profit	171	211	685	772

Selling and administrative expenses (B)	82	85	290	308

Research and technical expenses	13	18	60	66

Specialty Fluids loss on sale and asset impairment charge	1	—	29	—

Purification Solutions long-lived assets impairment charge	—	—	—	162

Purification Solutions goodwill impairment charge	—	—	—	92

Income (loss) from operations	75	108	306	144

Other income (expense)

Interest and dividend income	3	2	9	10

Interest expense	(16)	(13)	(59)	(54)

Other income (expense) (B)	5	4	(1)	17

Total other income (expense)	(8)	(7)	(51)	(27)

Income (loss) from continuing operations before income taxes and equity in earnings of affiliated companies	67	101	255	117

(Provision) benefit for income taxes	(27)	1	(70)	(193)

Equity in earnings of affiliated companies, net of tax	—	—	1	2

Net income (loss)	40	102	186	(74)

Net income (loss) attributable to noncontrolling interests	7	8	29	39

Net income (loss) attributable to Cabot Corporation	$33	$94	$157	$(113)

Diluted earnings per share of common stock attributable to Cabot Corporation

Net income (loss) attributable to Cabot Corporation (C)	$0.55	$1.51	$2.63	$(1.85)

Weighted average common shares outstanding

Diluted (C)	57.6	61.7	58.8	61.7

(A)

Beginning in fiscal 2019 as part of the adoption of the new accounting standard for revenue recognition, the Company now presents revenue from by-products produced in manufacturing operations in Net sales and other operating revenues, which in prior years was included as a reduction in Cost of sales.

(B)

Fiscal 2018 amounts have been recast to reflect the retrospective application of the Company’s adoption of the new accounting standard that amends the presentation of net periodic pension and postretirement benefit costs. This adoption resulted in an increase in Cost of sales of $2 million and $9 million, an increase in Selling and administrative expenses of $1 million and $3 million, and an increase in Other income (expense) of $3 million and $12 million for the three and twelve months ended September 30, 2018, respectively.

(C)

The weighted average common shares outstanding used to calculate earnings per share for the twelve months ended September 30, 2018 excludes approximately 1 million shares as those shares would be antidilutive due to the Company’s net loss position.

Fourth Quarter Earnings Announcement, Fiscal 2019

CABOT CORPORATION SUMMARY RESULTS BY SEGMENT

Periods ended September 30	Three Months		Twelve Months
Dollars in millions, except per share amounts (unaudited)	2019	2018	2019	2018

Sales

Reinforcement Materials	$452	$467	$1,815	$1,774

Performance Chemicals	259	257	995	1,028
Performance Additives (A)	176	183	694	707

Formulated Solutions (A)	83	74	301	321

Purification Solutions	68	73	278	279

Specialty Fluids	—	21	56	45

Segment sales	779	818	3,144	3,126

Unallocated and other (B)	48	32	193	116

Net sales and other operating revenues	$827	$850	$3,337	$3,242

Segment Earnings Before Interest and Taxes (C)

Reinforcement Materials	$71	$64	$266	$279

Performance Chemicals	41	40	152	200

Purification Solutions	3	(1)	2	(7)

Specialty Fluids	—	10	24	8

Total Segment Earnings Before Interest and Taxes	115	113	444	480

Unallocated and Other

Interest expense	(16)	(13)	(59)	(54)

Certain items (D) .	(26)	12	(87)	(248)

Unallocated corporate costs	(11)	(16)	(50)	(61)

General unallocated income (expense) (E)	5	5	8	2

Less: Equity in earnings of affiliated companies	—	—	1	2

Income (loss) from continuing operations before income taxes and equity in earnings of affiliated companies	67	101	255	117

(Provision) benefit for income taxes (including tax certain items)	(27)	1	(70)	(193)

Equity in earnings of affiliated companies	—	—	1	2

Net income (loss)	40	102	186	(74)

Net income attributable to noncontrolling interests	7	8	29	39

Net income (loss) attributable to Cabot Corporation	$33	$94	$157	$(113)

Diluted earnings per share of common stock attributable to Cabot Corporation

Net income (loss) attributable to Cabot Corporation (F)	$0.55	$1.51	$2.63	$(1.85)

Adjusted earnings per share

Adjusted EPS (G)	$1.05	$1.00	$3.91	$4.03

Weighted average common shares outstanding

Diluted (F)	57.6	61.7	58.8	61.7

(A)	In October 2018, the Company realigned its business reporting structure under the Performance Chemicals segment and now combines the specialty carbons, fumed metal oxides and aerogel product lines into the Performance Additives business, and the specialty compounds and inkjet product lines into the Formulated Solutions business. Prior period Performance Chemicals segment revenues have been recast to reflect the realignment.

(B)	Unallocated and other reflects royalties, other operating revenues, external shipping and handling fees, the impact of the corporate adjustment for unearned revenue, the removal of 100% of the sales of an equity method affiliate, and discounting charges for certain Notes receivable. Beginning in fiscal 2019 as part of the adoption of the new accounting standard for revenue recognition, the Company now presents revenue from by-products produced in manufacturing operations in Unallocated and other.

(C)	Segment EBIT is a measure used by Cabot's Chief Operating Decision-Maker to measure consolidated operating results, assess segment performance and allocate resources. Segment EBIT includes equity in earnings of affiliated companies, royalty income, and allocated corporate costs.

(D)	Details of Certain items are presented in the Certain Items and Reconciliation of Adjusted EPS and Operating Tax Rate table.

(E)	General unallocated income (expense) includes foreign currency transaction gains (losses), interest income, dividend income and the profit related to the corporate adjustment for unearned revenue.

(F)	The weighted average common shares outstanding used to calculate earnings per share for the twelve months ended September 30, 2018 excludes approximately 1 million shares as those shares would be antidilutive due to the Company’s net loss position.

(G)	Adjusted EPS is a non-GAAP measure, and a reconciliation of Adjusted EPS to GAAP EPS is presented in the Certain Items and Reconciliation of Adjusted EPS and Operating Tax Rate table.

Fourth Quarter Earnings Announcement, Fiscal 2019

CABOT CORPORATION CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	September 30,	September 30,
Dollars in millions (unaudited)	2019	2018

Current assets:

Cash and cash equivalents	$169	$175

Accounts and notes receivable, net of reserve for doubtful accounts of $3 and $7	530	637

Inventories:

Raw materials	107	129

Work in process	—	3

Finished goods	305	329

Other	54	50

Total inventories	466	511

Prepaid expenses and other current assets	45	63

Total current assets	1,210	1,386

Property, plant and equipment, net	1,348	1,296

Goodwill	90	93

Equity affiliates	39	52

Intangible assets, net	96	98

Assets held for rent	—	118

Deferred income taxes	163	134

Other assets	58	67

Total assets	$3,004	$3,244

Fourth Quarter Earnings Announcement, Fiscal 2019

CABOT CORPORATION CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	September 30,	September 30,
Dollars in millions, except share and per share amounts (unaudited)	2019	2018

Current liabilities:

Short-term borrowings	$33	$249

Accounts payable and accrued liabilities	537	613

Income taxes payable	22	29

Current portion of long-term debt	7	35

Redeemable preferred stock	—	26

Total current liabilities	599	952

Long-term debt	1,024	719

Deferred income taxes	41	42

Other liabilities	206	252

Stockholders' equity:

Preferred stock:
Authorized: 2,000,000 shares of $1 par value
Issued and Outstanding: None and none	—	—

Common stock:
Authorized: 200,000,000 shares of $1 par value
Issued: 57,250,454 and 60,566,375 shares
Outstanding: 57,080,589 and 60,366,569 shares	57	61

Less cost of 169,865 and 199,806 shares of common treasury stock	(5)	(7)

Additional paid-in capital	—	—

Retained earnings	1,337	1,417

Accumulated other comprehensive income	(391)	(317)

Total Cabot Corporation stockholders' equity	998	1,154

Noncontrolling interests	136	125

Total stockholders' equity	1,134	1,279

Total liabilities and stockholders' equity	$3,004	$3,244

Fourth Quarter Earnings Announcement, Fiscal 2019

CABOT CORPORATION QUARTERLY RESULTS BY SEGMENT

	Fiscal 2018					Fiscal 2019
Dollars in millions,
except per share amounts (unaudited)	Dec. Q	Mar. Q	June Q	Sept. Q	FY	Dec. Q	Mar. Q	June Q	Sept. Q	FY

Sales
Reinforcement Materials	$387	$454	$466	$467	$1,774	$457	$445	$461	$452	$1,815
Performance Chemicals	229	268	274	257	1,028	231	254	251	259	995
Performance Additives (A)	159	177	188	183	707	167	179	172	176	694
Formulated Solutions (A)	70	91	86	74	321	64	75	79	83	301
Purification Solutions	70	66	70	73	279	65	72	73	68	278
Specialty Fluids	6	6	12	21	45	19	24	13	—	56
Segment sales	692	794	822	818	3,126	772	795	798	779	3,144
Unallocated and other (B)	28	24	32	32	116	49	49	47	48	193

Net sales and other operating revenues	$720	$818	$854	$850	$3,242	$821	$844	$845	$827	$3,337

Segment Earnings Before Interest and Taxes (C)
Reinforcement Materials	$62	$79	$74	$64	$279	$62	$61	$72	$71	$266
Performance Chemicals	47	57	56	40	200	36	38	37	41	152
Purification Solutions	6	(6)	(6)	(1)	(7)	(3)	1	1	3	2
Specialty Fluids	(2)	(3)	3	10	8	10	12	2	—	24
Total Segment Earnings Before Interest and Taxes	113	127	127	113	480	105	112	112	115	444

Unallocated and Other
Interest expense	(13)	(14)	(14)	(13)	(54)	(15)	(14)	(14)	(16)	(59)
Certain items (D)	7	(264)	(3)	12	(248)	(10)	(37)	(14)	(26)	(87)
Unallocated corporate costs	(14)	(16)	(15)	(16)	(61)	(12)	(13)	(14)	(11)	(50)
General unallocated income (expense) (E)	—	(3)	—	5	2	2	1	—	5	8
Less: Equity in earnings of affiliated companies	1	1	—	—	2	—	—	1	—	1

Income (loss) from continuing operations before income taxes and equity in earnings of affiliated companies	92	(171)	95	101	117	70	49	69	67	255
(Provision) benefit for income taxes (including tax certain items)	(205)	7	4	1	(193)	7	(20)	(30)	(27)	(70)
Equity in earnings of affiliated companies	1	1	—	—	2	—	—	1	—	1

Net income (loss)	(112)	(163)	99	102	(74)	77	29	40	40	186

Net income (loss) attributable to noncontrolling interests	10	10	11	8	39	8	6	8	7	29

Net income (loss) attributable to Cabot Corporation	$(122)	$(173)	$88	$94	$(113)	$69	$23	$32	$33	$157

Diluted earnings per share of common stock attributable to Cabot Corporation
Net income (loss) attributable to Cabot Corporation (F)	$(1.98)	$(2.80)	$1.40	$1.51	$(1.85)	$1.14	$0.39	$0.55	$0.55	$2.63

Adjusted earnings per share
Adjusted EPS (G)	$0.93	$1.04	$1.06	$1.00	$4.03	$0.87	$0.99	$1.00	$1.05	$3.91

Weighted average common shares outstanding
Diluted (F)	61.9	61.8	62.3	61.7	61.7	60.1	59.3	58.4	57.6	58.8

(A)

In October 2018, the Company realigned its business reporting structure under the Performance Chemicals segment and now combines the specialty carbons, fumed metal oxides and aerogel product lines into the Performance Additives business, and the specialty compounds and inkjet product lines into the Formulated Solutions business. Prior period Performance Chemicals segment revenues have been recast to reflect the realignment.

(B)

Unallocated and other reflects royalties, other operating revenues, external shipping and handling fees, the impact of the corporate adjustment for unearned revenue, the removal of 100% of the sales of an equity method affiliate and discounting charges for certain Notes receivable. Beginning in fiscal 2019 as part of the adoption of the new accounting standard for revenue recognition, the Company now presents revenue from by-products produced in manufacturing operations in Unallocated and other.

(C)

Segment EBIT is a measure used by Cabot's Chief Operating Decision-Maker to measure consolidated operating results, assess segment performance and allocate resources. Segment EBIT includes equity in earnings of affiliated companies, royalty income, and allocated corporate costs.

(D)	Details of certain items are presented in the Certain Items and Reconciliation of Adjusted EPS and Operating Tax Rate table.
(E)	General unallocated income (expense) includes foreign currency transaction gains (losses), interest income, dividend income and the profit related to the corporate adjustment for unearned revenue.
(F)

The weighted average common shares outstanding used to calculate earnings per share for all periods in fiscal 2018, except for the three months ended June 30 and September 30, 2018, excludes approximately 1 million shares as those shares would be antidilutive due to the Company’s net loss position in those periods.

(G)	Adjusted EPS is a non-GAAP measure, and a reconciliation of Adjusted EPS to GAAP EPS is presented in the Certain Items and Reconciliation of Adjusted EPS and Operating Tax Rate table.

Fourth Quarter Earnings Announcement, Fiscal 2019

CABOT CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Periods ended September 30	Three Months		Twelve Months
Dollars in millions (unaudited)	2019	2018	2019	2018

Cash Flows from Operating Activities:

Net income (loss)	$40	$102	$186	$(74)

Adjustments to reconcile net income to cash provided by operating activities:

Depreciation and amortization	38	32	148	149

Other non-cash charges, net	(8)	(60)	25	342

Changes in assets and liabilities:

Changes in certain working capital items (A)	98	85	25	(110)

Changes in other assets and liabilities, net	27	2	(25)	(18)

Cash dividends received from equity affiliates	—	1	2	9

Cash provided by (used in) operating activities	195	162	361	298

Cash Flows from Investing Activities:

Additions to property, plant and equipment	(69)	(69)	(224)	(229)

Proceeds from sale of business	5	—	135	—

Cash paid for acquisition of business, net of cash acquired of $—, $—, $— and $1	—	—	(3)	(64)

Other investing activities, net	3	27	(2)	47

Cash used in investing activities	(61)	(42)	(94)	(246)

Cash Flows from Financing Activities:

Change in debt, net	(41)	27	63	80

Cash dividends paid to common stockholders	(20)	(20)	(80)	(80)

Other financing activities, net	(27)	(79)	(217)	(141)

Cash used in financing activities	(88)	(72)	(234)	(141)

Effect of exchange rates on cash	(24)	(4)	(39)	(16)

Increase (decrease) in cash and cash equivalents	22	44	(6)	(105)

Cash and cash equivalents at beginning of period	147	131	175	280

Cash and cash equivalents at end of period	$169	$175	$169	$175

(A)	Includes Accounts and notes receivable, Inventories, and Accounts payable and accrued liabilities

Fourth Quarter Earnings Announcement, Fiscal 2019

CABOT CORPORATION CERTAIN ITEMS AND RECONCILIATION OF ADJUSTED EPS AND OPERATING TAX RATE

TABLE 1: DETAIL OF CERTAIN ITEMS
Periods ended September 30	Three Months		Twelve Months
Dollars in millions, except per share amounts (unaudited)	2019	2018	2019	2018

Certain items before and after income taxes

Specialty Fluids loss on sale and asset impairment charge	$(1)	$ ―	$(29)	$ ―
Legal and environmental matters and reserves	(20)	(10)	(21)	(16)
Global restructuring activities	(1)	23	(16)	30
Equity affiliate investment impairment charge	—	—	(11)	—
Acquisition and integration-related charges	(1)	(1)	(6)	(2)
Executive transition costs	(1)	(1)	(1)	(2)
Purification Solutions goodwill and long-lived asset impairment charge	—	—	—	(254)
Inventory reserve adjustment	—	—	—	(13)
Gains (losses) on sale of investments	—	—	—	10
Other certain items	(2)	1	(3)	(1)
Total certain items, pre-tax	(26)	12	(87)	(248)

Tax impact of certain items (A)	3	3	7	31
Certain items after tax (excluding discrete tax items)	(23)	15	(80)	(217)

Certain items after tax per share impact (excluding discrete tax items)	$(0.41)	$0.25	$(1.36)	$(3.47)

Tax-related certain items

Discrete tax items	(5)	16	5	(148)

Total tax-related certain items	(5)	16	5	(148)
Total tax-related certain items per share impact	(0.09)	0.26	0.08	(2.39)

Total certain items after tax	$(28)	$31	$(75)	$(365)
Total certain items after tax per share impact	$(0.50)	$0.51	$(1.28)	$(5.86)

TABLE 2: CERTAIN ITEMS STATEMENT OF OPERATIONS LINE ITEM
Periods ended September 30	Three Months		Twelve Months
Dollars in millions, Pre-Tax (unaudited)	2019	2018	2019	2018

Statement of Operations Line Item (B)

Cost of sales	$(5)	$22	$(18)	$8
Selling and administrative expenses	(20)	(10)	(29)	(12)
Research and technical expenses	—	—	(1)	—
Other income (expense)	—	—	(10)	10
Specialty Fluids loss on sale and asset impairment charge	(1)	—	(29)	—
Purification Solutions long-lived assets impairment charge	—	—	—	(162)
Purification Solutions goodwill impairment charge	—	—	—	(92)
Total certain items, pre-tax	$(26)	$12	$(87)	$(248)

TABLE 3: RECONCILIATION OF TAX CERTAIN ITEMS
Periods ended September 30	Three Months		Twelve Months
Dollars in millions (unaudited)	2019	2018	2019	2018

Reconciliation of Provision for income taxes, excluding certain items, to Provision for income taxes

(Provision) benefit for income taxes	$(27)	$1	$(70)	$(193)

Less: Tax impact of certain items	3	3	7	31

Less: Tax-related certain items	(5)	16	5	(148)

(Provision) benefit for income taxes, excluding certain items	$(25)	$(18)	$(82)	$(76)

TABLE 4: RECONCILIATION OF OPERATING TAX RATE
Periods ended September 30	Three Months		Twelve Months
Dollars in millions (unaudited)	2019	2018	2019	2018

Reconciliation of the effective tax rate to the operating tax rate (C)

(Provision) benefit for income taxes	$(27)	$1	$(70)	$(193)

Effective tax rate	41%	(2)%	28%	165%
		23.00		23.00
Impact of discrete tax items: (D)
Unusual or infrequent items	—%	26%	2%	(137)%
Items related to uncertain tax positions	2%	(1)%	2%	(2)%
Other discrete tax items	(14)%	(8)%	(2)%	12%
Impact of certain items	(5)%	6%	(6)%	(17)%
Operating tax rate	24%	21%	24%	21%

TABLE 5: RECONCILIATION OF ADJUSTED EPS BY QUARTER FOR FISCAL 2019 and FISCAL 2018
	Fiscal 2019 (E)
Periods ended (unaudited)	Dec. Q	Mar. Q	June Q	Sept. Q	FY 2019
Reconciliation of Adjusted EPS to GAAP EPS
Net income (loss) per share attributable to Cabot Corporation	$1.14	$0.39	$0.55	$0.55	$2.63
Less: Certain items after tax per share	0.27	(0.60)	(0.45)	(0.50)	(1.28)
Adjusted earnings per share	$0.87	$0.99	$1.00	$1.05	$3.91

	Fiscal 2018 (E)
Periods ended (unaudited)	Dec. Q	Mar. Q	June Q	Sept. Q	FY 2018
Reconciliation of Adjusted EPS to GAAP EPS
Net income (loss) per share attributable to Cabot Corporation	$(1.98)	$(2.80)	$1.40	$1.51	$(1.85)
Less: Certain items after tax per share	(2.89)	(3.82)	0.34	0.51	(5.86)
Less: Dilutive impact of shares (F)	(0.02)	(0.02)	—	—	(0.02)
Adjusted earnings per share	$0.93	$1.04	$1.06	$1.00	$4.03

(A)

The tax effect of certain items is determined by (1) starting with the current and deferred income tax expense or benefit, included in Net income attributable to Cabot Corporation, and (2) subtracting the tax expense or benefit on “adjusted earnings”. Adjusted earnings is defined as the pre-tax income attributable to Cabot Corporation excluding certain items. The tax expense or benefit on adjusted earnings is calculated by applying the operating tax rate, which includes both current and deferred taxes, as defined under the section Use of Non-GAAP Financial Measures of the earnings release.

(B)	This table indicates the line items where certain items are recorded in the Consolidated Statements of Operations.
(C)	Our operating tax rate for fiscal 2020 is expected to be in the range of 24% to 25%.
(D)

For fiscal 2019 and 2018, Impact of discrete tax items included a net discrete tax benefit of $5 million and a net discrete tax expense of $148 million, respectively. The nature of the discrete tax items fiscal 2019 and 2018 were as follows: (i) Unusual or infrequent items during fiscal 2019 and 2018 consisted of excludible foreign exchange gains and losses in certain jurisdictions and impacts related to stock compensation deductions. Additionally, fiscal 2019 included the impact of changes in valuation allowances on beginning of year tax balances and the tax impacts of a pension settlement, and fiscal 2018 included the net tax impacts of the Tax Cuts and Jobs Act of 2017 (net tax expense of $159 million), cash management activities as well as impacts related to foreign exchange gain/loss on the remeasurement of a deferred tax liability; (ii) Items related to uncertain tax positions during fiscal 2019 and 2018 included net tax impacts from the reversal of accruals for uncertain tax positions due to the expiration of statutes of limitations and the settlement of tax audits, the accrual of interest on uncertain tax positions, and the accrual of prior year uncertain tax positions (fiscal 2018 only), and; (iii) Other discrete tax items during fiscal 2019 and 2018 included net tax impacts as a result of changes in non-US tax laws, various return to provision adjustments related to tax return filings and audit settlements as well as changes in valuation allowances on beginning of year tax balances (fiscal 2018 only).

(E)	Per share amounts are calculated after tax and, where applicable, noncontrolling interest, net of tax.
(F)

Due to the Company’s net loss position, GAAP EPS for all periods in fiscal 2018, except for the three months ended June 30 and September 30, 2018, has been calculated using basic weighted average shares to avoid anti-dilution. However, in order to provide an Adjusted Non-GAAP EPS with a weighted average share figure that is consistent with all other periods presented, the Company has included this reconciling item to quantify the difference between basic and diluted weighted average shares. This reconciling item is applicable to individual periods presented but does not sum cumulatively. The net loss for the twelve months ended September 30, 2018 is driven by a discrete tax item and impairment charges, so the Company believes this approach provides the most comparable presentation possible.

Fourth Quarter Earnings Announcement, Fiscal 2019

CABOT CORPORATION RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

		Fiscal 2019 (A)
		Dec. Q	Mar. Q	June Q	Sept. Q	FY 2019
Reconciliation of Adjusted EPS to GAAP EPS
Net income (loss) per share attributable to Cabot Corporation		$1.14	$0.39	$0.55	$0.55	$2.63
Less: Certain items after tax per share		0.27	(0.60)	(0.45)	(0.50)	(1.28)
Adjusted earnings per share		$0.87	$0.99	$1.00	$1.05	$3.91
Less: Specialty Fluids Adjusted earnings per share (B)						0.31
Adjusted earnings per share excluding Specialty Fluids						$3.60

(A)	Per share amounts are calculated after tax and, where applicable, noncontrolling interest, net of tax.
(B)	Specialty Fluids Adjusted earnings per share is calculated as follows (in millions except for per share amounts):
	Specialty Fluids EBIT	$24
	Less: Specialty Fluids taxes (C)	6
	Specialty Fluids profit after tax	18
	Divided by: Cabot Corporation diluted weighted average common shares outstanding	58.8
	Specialty Fluids Adjusted EPS	$0.31
(C)	Specialty Fluids taxes calculated by applying Cabot's Operating tax rate of 24% to Specialty Fluids EBIT. Cabot's operating tax rate is reconciled in the Certain Items and Reconciliation of Adjusted EPS and Operating Tax Rate table.

Dollars in millions		Fiscal 2019
		Dec. Q	Mar. Q	June Q	Sept. Q	FY 2019
Reconciliation of Segment EBIT to Net Income and Segment EBITDA Margin
Net income (loss) attributable to Cabot Corporation		$69	$23	$32	$33	$157
Net income (loss) attributable to noncontrolling interests		8	6	8	7	29
Equity in earnings of affiliated companies, net of tax		—	—	(1)	—	(1)
Provision (benefit) for income taxes		(7)	20	30	27	70
Income (loss) from continuing operations before income taxes and equity in earnings of affiliated companies		$70	$49	$69	$67	$255
Interest expense		15	14	14	16	59
Certain items		10	37	14	26	87
Unallocated corporate costs		12	13	14	11	50
General unallocated (income) expense		(2)	(1)	—	(5)	(8)
Less: Equity in earnings of affiliated companies		—	—	(1)	—	(1)
Total Segment EBIT		$105	$112	$112	$115	$444
Total Depreciation and amortization		35	38	37	38	148
Adjustments to depreciation (D)		—	(1)	—	—	(1)
Total Segment EBITDA		$140	$149	$149	$153	$591
Less: Unallocated corporate costs		12	13	14	11	50
Adjusted EBITDA		$128	$136	$135	$142	$541

(D)

Adjustments to depreciation includes the addition of the depreciation expense of a contractual joint venture in Purification Solutions less accelerated depreciation expense not allocated to a business.

Dollars in millions		Dec. Q	Mar. Q	June Q	Sept. Q	FY 2019
Reinforcement Materials EBIT		$62	$61	$72	$71	$266
Reinforcement Materials Depreciation and amortization		16	17	18	18	69
Reinforcement Materials EBITDA		$78	$78	$90	$89	$335
Reinforcement Materials Sales		$457	$445	$461	$452	$1,815
Reinforcement Materials EBITDA Margin		17%	18%	20%	20%	18%

Dollars in millions		Dec. Q	Mar. Q	June Q	Sept. Q	FY 2019
Performance Chemicals EBIT		$36	$38	$37	$41	$152
Performance Chemicals Depreciation and amortization		12	13	12	14	51
Performance Chemicals EBITDA		$48	$51	$49	$55	$203
Performance Chemicals Sales		$231	$254	$251	$259	$995
Performance Chemicals EBITDA Margin		21%	20%	20%	21%	20%

Dollars in millions		Dec. Q	Mar. Q	June Q	Sept. Q	FY 2019
Purification Solutions EBIT		$(3)	$1	$1	$3	$2
Purification Solutions Depreciation and amortization		6	7	7	6	26
Purification Solutions EBITDA		$3	$8	$8	$9	$28
Purification Solutions Sales		$65	$72	$73	$68	$278
Purification Solutions EBITDA Margin		5%	11%	11%	13%	10%

Dollars in millions		Dec. Q	Mar. Q	June Q	Sept. Q	FY 2019
Specialty Fluids EBIT		$10	$12	$2	$ ―	$24
Specialty Fluids Depreciation and amortization		1	—	—	—	1
Specialty Fluids EBITDA		$11	$12	$2	$ ―	$25
Specialty Fluids Sales		$19	$24	$13	$ ―	$56
Specialty Fluids EBITDA Margin		58%	50%	15%	—%	45%

Dollars in millions		Fiscal 2019
Reconciliation of Free Cash Flow and Discretionary Free Cash Flow to Cash Flow from Operating Activities		Dec. Q	Mar. Q	June Q	Sept. Q	FY 2019
Cash flow from operating activities (E)		$(39)	$90	$115	$195	$361
Less: Additions to property, plant and equipment		54	43	58	69	224
Free cash flow		$(93)	$47	$57	$126	$137
Plus: Additions to property, plant and equipment		54	43	58	69	224
Less: Changes in net working capital (F)		(111)	22	16	98	25
Less: Sustaining and compliance capital expenditures		27	21	28	38	114
Discretionary free cash flow		$45	$47	$71	$59	$222

(E)	As provided in the Condensed Consolidated Statements of Cash Flows.
(F)	Defined as changes in accounts receivable, inventory and accounts payable and accrued liabilities as presented on the Condensed Consolidated Statements of Cash Flows.